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                                                                    Exhibit 99.2

We appreciate the opportunity to present today and share with you information about The Buckle. In addition to reviewing financial information, we'll also share with you the vision and the culture of our company. As you probably know, we specialize in casual fashions and our target customers include young men and women between the ages of 12 and 24. By department/class, last year our business was about 47 percent guys and 53 percent gals. By offering both guys and gals merchandise we have unique opportunities for merchandising and we gain flexibility in adapting to changing trends in fashion.

We began as a single store in Kearney and Kearney still remains our corporate headquarters and only distribution center today. During fiscal 2003 we'll open 15 new stores as well as remodel 15 stores. We'll grow to approximately 319 stores in 38 states by holiday 2003, with 2-3 potential store closures prior to fiscal year end. For fiscal 2004, at this point in time, we anticipate opening 12-15 new stores and 8-12 full remodels. Our stores are in markets with an average population of over 200,000, with communities ranging in size from 25,000 to more than a million. Our average store size is approximately 4850 sq. ft., with flexibility to adapt to larger or smaller space as opportunities exist.

Our distribution system is capable of handling up to 450 stores, with the ability for further expansion to service 650 stores. Our distribution center has the ability to hold part of the goods as they arrive at the DC and then we fill in stores as merchandisers watch weekly and daily selling trends.

Our headquarters is tied into every store through a centralized MIS and point of purchase reporting system that allows us to track sales, trends and inventory on a daily basis. The exchange of information with the stores and the ability to utilize centralized decision making has helped produce positive results.

Many of you, I'm sure follow our financial results, so I'll talk just briefly about our recent results. Fiscal 2002 net sales were over $401 million compared to $338 million just 5 years ago. Our compound growth rate for net sales for the five-year period ending February 1, 2003, was approximately 9%.

The past few years we've experienced a tough retail environment. Our fiscal 2002 comparable store sales decreased just 0.5% and our average sales per square foot were $274 compared with $279 in the previous




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year. Our average sales per store also decreased in fiscal 2002-going from
$1.352 million to $1.334 million per store.

With slightly negative comparable store sales and with the past 4 year's new stores being in some more expensive markets, we saw reverse leverage in our occupancy costs which decreased gross margin from 33% in 2001 to 32.8% in fiscal 2002. Merchandise margins improved during fiscal 2002, helping to partially offset the higher occupancy costs in during the year. Our earnings per share on a diluted basis were $1.47 for fiscal 2002 compared to $1.52 for fiscal 2001. Current analysts estimates for fiscal 2003 diluted earnings per share are $1.46 and for fiscal 2004 $1.54 - a 5.5% increase from fiscal 2003's estimate.

Now I'd like to touch on our current year results. Net sales for the first six months were $167.4 million, up 2.5% from last year. And comparable store sales were down 1.1%. YTD net earnings for the two quarters were down 21% to $6.6 million or $.31 per share compared to $.38 for the 1st two quarters of fiscal 2002.

The Buckle went public in May 1992 at a price of $4.50 per share-adjusted for our 1997 two-for-one stock split and our 1998 3:2 stock split. That price per share is over $20 today. Last week we announced our first ever quarterly dividend of $.10 per share to be paid on October 27, 2003 to shareholders of record at the close of business on October 15, 2003. We feel this added return will be welcome by shareholders. Also, important to our shareholders is our consistent return on net equity which has averaged 20% over the past 5 years.

We intend to continue growing sensibly. We take a methodical approach to identifying new markets for The Buckle. In 2002 we rolled out a new store design and it has been very well received. Our new design brings together a cohesive corporate vision including a signature red color and a B icon. This new design build out costs include $540,000 in capital expenditures, prior to construction allowance, and approximately $170,000 in inventory, net of payables.

Our new design includes inviting merchandise displays and fixtures to help create an even more enjoyable shopping experience. Some of the fixture innovations were rolled out to all existing stores during fiscal



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2002. I will now turn the presentation over to Kyle as she covers information regarding our corporate web site and online store.

When we launched our internet website in the Fall of 1995, it was created to promote the image of our mall stores and provide information about the Company. Then, on April 26, 1999, we launched an online store with 125 items. Our online store offers shoppers the opportunity to purchase items from a limited selection of the merchandise found in our stores. The online store carries select merchandise from vendors such as Lucky Brand, Silver, Fossil, Quiksilver, Billabong, Ecko, Dr. Martens, and The Buckle's private label brands.

In December of 2002, we redesigned our site and added some new features. We enhanced our search capabilities within the site, enabling guests to find what they want quickly. We have continued to expand our product offerings and offer style centers that feature current looks and brands. Our denim guide also assists guests as they determine the looks and fits that will meet their needs.

Since one of the main focuses of our website is to market our brick and mortar stores, our web marketing efforts track what we are featuring in our stores. For example, our latest image piece that we give to in-store guests is featured online as well. We feature an upgraded store search tool that helps guests locate their nearest Buckle store and look at the schedule for new store openings.

The Buckle remains focused on customer service and quality as we continue to enhance our website and online store's functionality. We continue to build our e-mail database through online and in-store promotions. Soon, we will begin implementing a new data analytics solution that will better enable us to analyze our customer shopping experiences and sales results. Search engine optimization continues to enable us to market specific products and increase traffic to the site.

The Buckle's web team continues to keep their focus on enhancing our brand image across all channels. As our website grows, we will continually look for more ways to enhance our guests' shopping experiences. Now Karen will spend a little time on how we approach our business, our people and our future as a company.




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We have an outstanding team of executives with many years of service. Our 2 vice presidents of sales have each been with the company for 25 years and our top 4 merchandisers have a total of 100 years with the company. We also have longevity from our other officers, regional managers, district managers, and others within our corporate headquarters.

Another strength has been our real estate. As we look at new markets, we focus on regional shopping centers with location, economics, and availability of store management being very important factors that enter into our decisions. We analyze the total package before simply making a decision on available space. Our controlled growth allows us to do a better job of selecting the best sites, and allows us to maximize our growth opportunities.

Our history of retail success has made The Buckle very attractive to mall developers for a number of reasons: our great look and strong sales; our merchandise is unique, and of high quality; our outstanding service encourages strong customer relationships; and our strong balance sheet gives landlords confidence that we will be a long-term tenant.

Our goal is to maximize the return on investment for each store, and to capitalize on the potential of each store manager. Our managers receive incentive pay based upon their store's performance, and they work hard to help their stores succeed. As a result, we are committed to a strategy of controlled growth and consistent return on investment.

Our balance sheet reflects the wisdom of this approach. We have been able to grow using internal resources exclusively. We have no long-term or short-term debt. At the end of the 2nd quarter we had over $148 million in cash and investments. The strength of our cash position provides us with a multitude of opportunities. It allows us to quickly capitalize on the best situations as they arise, and it gives us leverage with landlords.

In our retail sector we feel that the two areas where we compete very well are customer service and merchandise selection. The key to our merchandising success is a combination of experience, teamwork, and commitment, allowing us to stay in tune with our Guests' tastes and stay on target with the merchandise.





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Also, our experience helps us avoid costly mistakes, and that helps maintain a strong merchandise margin. The fact that most of our buyers have actual sales floor experience, and stay in touch with the stores on a regular basis, helps even further. Our merchandise strategy is simple - to offer the best selection of styles from the hottest brands in the marketplace. The Buckle is one of a select group of specialty store chains that carries Lucky Brand, Dr. Martens and Silver. The list of top vendors may change from year to year-since our success is based in part on our ability to manage the cycle of change in the fashion industry and to continue to shop for the best vendors. We work hard to maintain the perfect balance of brand names, private labels, and exclusive merchandise.

The Buckle continues to be a denim trendsetter-and denim is definitely a mainstay of our business. Denim at The Buckle is strong, accounting for 32% of our sales for the 1st half of this year. In addition to the merchandise selection, we work to continually raise the bar in terms of customer service. At The Buckle, our mission is to create the most enjoyable shopping experience possible for our guests.

Our goal is to create the opportunity for our teammates to succeed, and to demonstrate that The Buckle offers the best possible experience for our teammates, and our guests. For that reason, when we open a store we look internally for a Buckle teammate with a proven track record; a talented leader who understands the Buckle culture, and whom we believe is ready for the challenge of managing a new store.

The sales management team includes two vice presidents of sales and 15 district managers whose experience with the company ranges from ten to twenty-five years each. These leaders began their careers working on the sales floor at The Buckle. Our network of area and district managers work closely with store managers, providing guidance, encouragement and support.

We have built an organization that is responsive to the market; one that encourages customer loyalty, and trust, as well as employee commitment, and growth. We're building the future of The Buckle on the strength of experience, our people, and our balance sheet. We have established a strong base, but we're always looking to improve. We're confident in the future for The Buckle and feel that our marketing, merchandising, and management strategy will help both the company and its shareholders enjoy in it's success.




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